TIMET and Toho Titanium Announce Long-Term Sponge Supply Agreement

Dallas, Texas and Chigasaki, Japan, November 19, 2007 -- Titanium Metals Corporation (“TIMET”) (NYSE: TIE) and Toho Titanium Co., LTD (“Toho”) today announced that the companies have further strengthened and extended their long standing strategic relationship by entering into a new long-term agreement for the supply of titanium sponge by Toho to TIMET. The agreement provides for the purchase by TIMET of specified volumes of titanium sponge commencing in 2010 through 2024, and includes provisions regarding specified price ranges, annual pricing mechanisms within such ranges and potential periodic cost related adjustments of the specified price ranges in the event changes in certain cost indexes exceed specified levels. This new long-term supply agreement, together with other long-term sponge supply agreements and our current sponge production capacity at our facility in Henderson, Nevada, increases our total assured available sponge supply to at least 20,000 and up to 28,000 metric tons annually during 2009 through 2024.

Steven L. Watson, TIMET’s Vice Chairman and Chief Executive Officer, said, “The relationship between TIMET and Toho has remained strong through many changes in the titanium industry. In 1990 Toho and TIMET entered into a strategic arrangement for the construction of TIMET’s VDP sponge production facility in Henderson, Nevada. We are very pleased to have a continuing relationship with a world class partner like Toho. We look forward to the opportunity to grow and further expand our relationship with Toho and will continue to explore similar opportunities for the supply of raw materials and other manufacturing processes. The completion of this and other long-term sponge supply agreements, together with existing productive capacity and initiatives to increase scrap recycling and melt capabilities, provides TIMET with additional options and greater flexibility with regard to its future raw material supply requirements.”

Takeshi  Kurushima, Toho’s President said, “We are also very pleased to have strengthened the strategic partnership with a leading worldwide producer like TIMET. We wish to continue to contribute to the growing world titanium industry by increasing a supply of titanium metal through such partnership.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information and involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties included in TIMET’s filings with the Securities and Exchange Commission.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

Toho Titanium Co. LTD, headquartered in Chigasaki, Japan, is a producer of titanium metal, electro-ceramic raw materials and catalysts for propylene polymerization.  Information on Toho is available on its website at www.toho-titanium.co.jp.